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                                                                    Exhibit 10.3

                    EMPLOYMENT CONTRACT FOR SENIOR EXECUTIVE



         Bikers Dream, Inc., a California corporation, located at 1420 Village Way, Santa Ana, California 92705, hereinafter referred to as Employer, and William R. Gresher, hereinafter referred to as Employee, in consideration of the mutual promises made herein, agree as follows:


                         ARTICLE 1. TERM OF EMPLOYMENT

                                Specified Period

         Section 1.01. Employer hereby employs Employee and Employee hereby accepts employment with Employer for a period of Five (5) years beginning on September ___, 1995 and terminating on September _____, 2000. This Agreement shall thereafter be renewed annually, unless a party shall have given 30 days' notice to the other of intention not to renew.

                           "Employment Term" Defined

         Section 1.02. As used herein, the phrase "employment term" refers to the entire period of employment of Employee by Employer hereunder, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended automatically or by mutual agreement between Employer and Employee.


                 ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

                                 General Duties

         Section 2.01. Employee shall serve as the Senior Vice President and Chief Financial, Operating and Administrative Officer of Bikers Dream, Inc. In the aforesaid capacities as Senior Vice President of Bikers Dream, Inc., Employee shall do and perform all services, acts, or things necessary or advisable to manage and conduct the financial activities, operations and administration of Employer.

                         Specific Duties and Authority

         Section 2.02. Employee shall have the authority to approve or disapprove all cash disbursements, except for ongoing contractual obligations in existence at the date of hire, develop and approve budgets and business and corporate planning, manage human resources, oversee all operations, and administration of staff and systems. Employee shall work with and report to the president and Board of Directors of the corporation, which shall comprise the only elements of superior authority in Employer corporation.





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                Matters Requiring Consent of Board of Directors

         Section 2.03. Employee shall not, without specific approval of Employer's Board of Directors, do or contract to do any of the following:

         (1) Borrow on behalf of Employer during any one fiscal year an amount in excess of $100,000.

         (2) Permit any customer of Employer to become indebted to Employer in an amount in excess of $100,000.

         (3) Purchase capital equipment for amounts in excess of $10,000.00 expenditure by the Board of Directors.

         (4) Sell any single capital asset of Employer having a market value in excess of $10,000 or a total of capital assets during a fiscal year having a market value in excess of $30,000.

         (5) Terminate the services of any other officer of Employer or hire any replacement of any officer whose services have been terminated.

                        Devotion to Employer's Business

         Section 2.04. (a) Employee shall devote his entire productive time, ability, and attention to the business of Employer during the term of this contract.

         (b) Employee shall not engage in any other business duties or pursuits whatsoever, or directly or indirectly render any services of a business, commercial, or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of Employer's Board of Directors.

         (c) This agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this agreement.

                             Competitive Activities

         Section 2.05. During the term of this contract Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of Employer.

                       Uniqueness of Employee's Services

         Section 2.06. Employee hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, extraordinary, and intellectual character that gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated





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in damages in an action at law. Employee therefore expressly agrees that
Employer, in addition to any other rights or remedies that Employer may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this contract by Employee.

                         Indemnification for Misconduct

         Section 2.07. Employee shall indemnify and hold Employer harmless from all liability for loss, damage, or injury to persons or property resulting from the misconduct of Employee. Misconduct shall include acts involving moral turpitude, illegal acts, or acts outside of Employee's authority which cause damage to Employer.

                                 Trade Secrets

         Section 2.08. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Employer, including without limitation, customer lists, financial, personnel, sales, and other information that is owned by Employer and regularly used in the operation of Employer's business, and that such information constitutes Employer's trade secrets.

         (b) Employee specifically agrees that he shall not misuse, misappropriate, or disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment hereunder.

         (c) Employee acknowledges and agrees that the sale or unauthorized use or disclosure of any of Employer's trade secrets obtained by Employee during the course of his employment under this agreement, including information concerning Employer's current or any future and proposed work, services, or products, the facts that any such work, services, or products are planned, under consideration, or in production, as well as any descriptions thereof, constitute unfair competition. Employee promises and agrees not to engage in any unfair competition with Employer, either during the term of this agreement or at any other time thereafter.

         (d) Employee further agrees that all files, records, documents, specifications, equipment, and similar items relating to Employer's business, whether prepared by Employee or others, are and shall remain exclusively the property of Employer and that they shall be removed from the premises of Employer only with the express prior written consent of Employer's Board of Directors.

                             Services as Consultant

         Section 2.09. Following Employee's retirement, and if the employment term has not been terminated for cause, Employee shall make his advice and counsel available to Employer for three months, at not less than one half of his previous year's compensation. The parties agree that this advice and counsel shall not entail full time service and shall be consistent with Employee's retirement status.





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                       ARTICLE 3. OBLIGATIONS OF EMPLOYER

                              General Description

         Section 3.01. Employer shall provide Employee with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement.

                                Office and Staff

         Section 3.02. Employer shall provide Employee with a private office, stenographic help, office equipment, supplies, and other facilities and services, suitable to Employee's position and adequate for the performance of his duties.

                     Indemnification of Losses of Employee

         Section 3.03. Employer shall indemnify Employee for all losses sustained by Employee in direct consequence of the discharge of his duties on Employer's behalf.


                      ARTICLE 4. COMPENSATION OF EMPLOYEE

                                 Annual Salary

         Section 4.01. (a) As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of $185,000 per annum, payable not less than bi-monthly during the employment term.

         (b) Employee shall receive such annual increases in salary, if any, as may be determined by Employer's Board of Directors in its sole discretion at a meeting the agenda of which includes compensation of officers.

                                Tax Withholding

         Section 4.02. Employer shall have the right to deduct or withhold from the compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.


                        ARTICLE 5.  EMPLOYEE INCENTIVES

                                     Bonus

         Section 5.01. Employee shall receive a sum equivalent to five percent (5%) of the first $1 million net profits after tax of Employer, and two percent (2%) of the second $1 million of net profits after tax of Employer, computed for purposes of quantifying this bonus without its inclusion





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as an expense item.  For purposes of this computation, the opinion of the
Employee's independent accountants shall be binding on the parties. The bonus will be paid to Employee within 60 days of the end of each fiscal year during the term or any extension hereof.

                                 Stock Options

         Section 5.02. Employee will be granted stock options outside of Employer's Incentive Stock Options Plan in the aggregate amount of 300,000 shares, exercisable at $2.50 per share at any time within two years of the expiration date of all options. 50,000 of the stock options shall vest upon execution of this agreement and commencement of employment, and 50,000 shall vest on each anniversary of the date hereof for five years. Options granted pursuant to this Agreement shall expire on September 25, 2002.


                          ARTICLE 6. EMPLOYEE BENEFITS

                                Annual Vacation

         Section 6.01. Employee shall be entitled to five weeks vacation time each year, with an increase of one week for each three years of service. Vacation will vest throughout the year beginning as of the date of employment, with 1/24 being earned each semi-monthly payroll period. The Employee shall have the right to buyback vacation up to two weeks a year. Any accrued, vested and unused vacation at the termination of employment for any reason will be due and payable as compensation at the time of termination without loss of other elements of compensation. In the event that Employee is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accumulate that time and add it to vacation time for any following year, not to exceed 10 weeks in the aggregate.

                                Medical Coverage

         Section 6.02. Employer agrees to, within 5 months of hire, include Employee in the coverage of its medical, major medical, hospital, dental, and eye care insurance. This shall include a flex spending account, and a PPO or HMO option; a "cafeteria" plan will be provided if practical.

                                 Life Insurance

         Section 6.03. (a) Employer agrees to obtain term a life insurance policy on the life of Employee in the face amount of $500,000. Employer further agrees to make that insurance policy payable to the beneficiary or beneficiaries designated by Employee. Employer agrees to pay all premiums on the policy during the term of employment provided herein.

         (b) Employee agrees to submit to a physical examination at any time requested by Employer for the purpose of Employer's obtaining life insurance on the life of Employee for the benefit of Employer; provided, however, that Employer shall bear the entire cost of that examination. Employer shall pay for an annual physical examination at a physician/institution of Employee's choosing.





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                          ARTICLE 7. BUSINESS EXPENSES

                       Reimbursement of Business Expenses

         Section 7.01. (a) Employer shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Employer.

         (b) Each such expenditure shall be reimbursable only if Employee furnishes to Employer adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.


                      ARTICLE 8. TERMINATION OF EMPLOYMENT

                             Termination for Cause

         Section 8.01. (a) Employer reserves the right to terminate this agreement if Employee wilfully breaches or habitually neglects the duties which he is required to perform under the terms of this agreement; or commits such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude as would prevent the effective performance of his duties.

         (b) Employer may at its option terminate this agreement for the reasons stated in this Section by giving written notice of termination to Employee without prejudice to any other remedy to which Employer may be entitled either at law, in equity, or under this agreement.

         (c) The notice of termination required by this section shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

         (d) Termination under this section shall be considered "for cause" for the purposes of this agreement.

                           Termination Without Cause

         Section 8.02. (a) If Employee is terminated by Employer during the first 12 months of employment without cause, Employee shall be entitled to severance pay equal to one year's compensation, incremented by one additional month for each month of service, not to exceed a total of 24 months, payable in the same manner as if Employee remained employed by Employer.

     Effect of Merger, Transfer of Assets, Dissolution, other termination.

         Section 8.03. (a) At the option of Employee, this agreement shall not be terminated by any voluntary or involuntary dissolution of Employer resulting from either a merger or consolidation in which Employer is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of Employer.





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         (b) In the event of any such merger or consolidation or transfer of assets, Employer's rights, benefits, and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of Employer's assets.

         (c) If Employee does not wish to continue his employment with a corporation other than Employer which is not the surviving corporation in a merger, Employee shall be entitled to severance pay equal to one years total compensation, incremented by one additional month for each month of service, not to exceed a total of 24 months.

                            Termination by Employee

         Section 8.04. Employee may terminate his obligations under this agreement by giving Employer at least one months notice in advance.

                               Death of Employee

         Section 8.05. This Agreement shall be terminated upon the death of Employee.


                         ARTICLE 9. GENERAL PROVISIONS

                                    Notices

         Section 9.01. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of five days after date of mailing.

                                  Arbitration

         Section 9.02. (a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

         (b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

         (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.





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                           Attorneys' Fees and Costs

         Section 9.03. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

                                Entire Agreement

         Section 9.04. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party.

                                 Modifications

         Section 9.05. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

                                Effect of Waiver

         Section 9.06. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                               Partial Invalidity

         Section 9.07. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                            Law Governing Agreement

         Section 9.08. This agreement shall be governed by and construed in accordance with the laws of the State of California.

                           Sums Due Deceased Employee





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         Section 9.09. If Employee dies prior to the expiration of the term of his employment, any sums that may be due him from Employer under this agreement as of the date of death shall be paid to Employee's executors, administrators, heirs, personal representatives, successors, and assigns.


         Executed on __________________, 1995, at __________________________,
California.


         EMPLOYER

         Bikers Dream, Inc.



         By:  _________________________________
              Dennis Campbell, President


         EMPLOYEE



         By:  _________________________________
              William R. Gresher





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